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FOR IMMEDIATE RELEASE

CONTACT:

George Morgenstern, CEO
DATA SYSTEMS & SOFTWARE INC.
(201) 529-2026 E-mail: george@dssiinc.com

  DATA SYSTEMS & SOFTWARE INC. ANNOUNCES DEFINITIVE AGREEMENT FOR THE SALE OF
                           DSIT'S CONSULTING BUSINESS

             --Will Retain DSIT's Projects and Solutions Business--

MAHWAH, N.J., July 28, 2005 /PRNewswire-FirstCall/ Data Systems & Software Inc. (OTCBB: DSSI) today announced that it and the other shareholders of its dsIT Technologies Ltd. subsidiary have entered into a definitive agreement for the sale of dsIT's outsourcing consulting business to Taldor Computer Systems (1986) Ltd. (TASE: TALD) for approximately $6 million in cash. The operations which are to be sold under the agreement are comprised of dsIT's business of providing computer software and systems professionals on an outsourcing basis to clients in Israel. Pursuant to the agreement, Taldor will pay $6 million for all of the dsIT shares. The price is subject to adjustment under the terms set forth in the agreement. DSSI's net share of the purchase price is expected to be approximately $3.6 million.

         Prior to the consummation of the sale, dsIT will complete a spin-off of its project development services and solutions activities to certain of its current shareholders, including DSSI. DSSI will own 80% of the entity which will continue to conduct these activities. Under the terms of the definitive agreement, at the closing Taldor will receive a warrant to purchase 10% of this entity.

         The closing of the transaction is subject to consents and approvals, including approval of the Israel Antitrust Authority, dsIT's banks and certain other parties.

         Mr. George Morgenstern, President and CEO of DSSI commented: "The transaction announced today, when completed, will significantly increase DSSI's cash position while maintaining and increasing our equity position in dsIT's project and solution business. We believe that our focus on the solutions business will allow us to better exploit our specialized expertise and worldwide reputation in systems solutions, particularly in naval sonar technology, as reflected in our recently announced delivery of a mobile acoustic range (MAR) for the Navantia shipyard in Spain and a recent order from the Israeli Ministry of Defense for a similar system. We believe that there are excellent opportunities for future growth in this area and in the rest of our solutions business."

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About Data Systems & Software Inc.
Data Systems & Software Inc. is a provider of software consulting and development services and is an authorized direct seller and value added reseller of computer hardware. The Company's Comverge Inc. affiliate provides energy intelligence solutions to utilities.

For more information, contact:
George Morgenstern, CEO, (201) 529-2026, george@dssiinc.com.

This press release includes forward-looking statements, which are subject to risks and uncertainties. Actual results may vary from those projected or implied by such forward-looking statements. The consummation of the transaction described in this release is subject to the satisfaction of all the conditions to closing, including receipt of governmental and other third-party consents. The purchase price and the net amount to be received by DSSI are subject to adjustment in accordance with the definitive agreement and in addition may be reduced by greater than anticipated taxes or transaction costs. There is no assurance that the transaction will be consummated on the terms described in this release or at all. The future performance of the Company's project and solutions business is subject to many risks and uncertainties; there is no assurance that the Company will achieve growth in that business. A discussion of risks and uncertainties which may affect the Company's business generally is included in "Business--Factors Which May Affect Future Results" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.